Exhibit 99.1
WHOLE FOODS MARKET RECEIVES TENDERS FOR APPROXIMATELY
96.8 PERCENT OF WILD OATS MARKETS’ COMMON STOCK
Austin, Texas, August 27, 2007 — Whole Foods Market, Inc. (Nasdaq: WFMI) announced today that it has accepted all of the shares tendered and not withdrawn pursuant to its tender offer for all of the outstanding shares of Wild Oats Markets (Nasdaq: OATS) common stock at $18.50 per share, net to the seller in cash without interest.
The tender offer and withdrawal rights expired at 5:00 p.m., Eastern Time, on August 27, 2007. According to the depositary for the offer, a total of 25,175,997 shares of common stock of Wild Oats Markets were tendered and not withdrawn prior to the expiration of the offer, excluding an additional 3,795,973 shares subject to guaranteed delivery. Stockholders who validly tendered prior to the expiration of the offer and whose shares were not properly withdrawn will promptly receive the offer price of $18.50 per share, net to the seller in cash without interest. As a result of these purchases in the tender offer, Whole Foods Market will own approximately 84.1 percent of the outstanding shares of Wild Oats Markets common stock, effective Tuesday, August 28, 2007. In addition, approximately 12.7 percent of the outstanding shares of Wild Oats Markets common stock, represented by the shares subject to guaranteed delivery, will be purchased by Whole Foods Market as those shares are delivered during the next three business days.
After purchase of the shares guaranteed for delivery, Whole Foods Market will acquire all of the remaining outstanding shares of Wild Oats Markets common stock pursuant to the short-form merger procedure available under Delaware law. In this merger, a subsidiary of Whole Foods Market will merge with and into Wild Oats Markets, and Wild Oats Markets will become a wholly owned subsidiary of Whole Foods Market. In the merger, each share of Wild Oats Markets’ outstanding common stock will be cancelled and will be converted into the right to receive $18.50 per share, net to the seller in cash without interest. Thereafter, Wild Oats Markets’ common stock will no longer be traded on Nasdaq.
For further information, please contact:
Whole Foods Market
Investor Contact — Cindy McCann, 512.542.0204
Media Contact — Kate Lowery, 512.542.0390
About Whole Foods Market:
Founded in 1980 in Austin, Texas, Whole Foods Market(R) is a Fortune 500 company and one of the leading retailers of natural and organic foods. The Company had sales of $5.6 billion in fiscal year 2006 and currently has 197 stores in the United States, Canada and the United Kingdom.
About Wild Oats:
Wild Oats Markets, Inc. is a nationwide chain of natural and organic foods markets in the U.S. and Canada. With more than $1.2 billion in annual sales, Wild Oats currently operates 109 natural food stores in 23 states and British Columbia, Canada. The Company’s markets include: Wild Oats Marketplace, Henry’s Farmers Market, Sun Harvest and Capers Community Markets. For more information, please visit Wild Oats’ website at www.wildoats.com.
The following constitutes a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, which could cause our actual results to differ materially from those described in the forward looking statements. These risks include but are not limited to general business conditions, the timely development and opening of new stores, the impact of competition, and other risks detailed from time to time in the Company’s SEC reports, including the reports on Form 10-K for the fiscal year ended September 24, 2006. Whole Foods Market undertakes no obligation to update forward-looking statements.